Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-140921, 333-56918, 333-133194, 333-121971, and 333-140744 on Form S-3, 333-136911 on Form S-4, and 333-140912, 333-63101, 333-71990, 333-71992, 333-81134, 333-93193, 333-127890, and 333-127889 on Form S-8 of our report dated February 26, 2007 relating to the consolidated financial statements and financial statement schedules of Integrys Energy Group, Inc. (formerly WPS Resources Corporation) and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of new accounting standards), and our report dated February 26, 2007 relating to management’s report on the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K for the year ended December 31, 2006 of Integrys Energy Group, Inc.

/s/ Deloitte & Touche LLP

Milwaukee, Wisconsin
February 27, 2007